Exhibit 10.11

July 1, 2010
Mr. Christopher Homer
672 Tremont Street
Boston, MA 02118

Dear Chris,

Thank you for taking the time to work with us as we detailed the specifics of the role of Chief Sales Engineer & CTO at thredUP. We are pleased to extend you an offer for this position of starting immediately in our Cambridge Office. Your compensation will be $60,000 per year and will be paid monthly on the last day of the month. As part of your compensation your are entitled to health benefits, which we will determine in advance of your first day.

We look forward to having you work at thredUP as we build the next great consumer brand on the Internet. Should you have any questions or wish to discuss the offer further, please don't hesitate to contact me. In the meantime, I hope we can continue the dialogue about specific duties and responsibilities of this position.

I look forward to seeing you soon.

Sincerely,

/s/ James Reinhart

James Reinhart
Chief Executive Officer
thredUP Inc.

2 Canal Park 5th Floor Cambridge, MA 02141	www.thredup.com (617) 575-9676